Exhibit 99.1

BioCardia Reports 2025 Business Highlights and Financial Results

Sunnyvale, Calif. – March 24, 2026 - BioCardia, Inc. [Nasdaq: BCDA], a global leader in cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary diseases, today reported financial results for the year ended December 31, 2025 and filed its annual report on Form 10-K with the Securities and Exchange Commission.

The Company will host a corporate update conference call today, on Tuesday, March 24, 2026, at 4:30 PM ET, in which it will discuss business highlights. Call details and dial-in are provided below.

Recent Business Highlights

CardiAMP® autologous cell therapy in ischemic heart failure of reduced ejection fraction (BCDA-01)

In parallel to advancing the regulatory discussions with the USA FDA and Japan PMDA on the potential market release of the CardiAMP System for the treatment of ischemic heart failure, we are advancing the confirmatory CardiAMP HF II Trial.

●

In October and November, the first enrollment in the CardiAMP HF II clinical study began at University of Wisconsin at Madison and Henry Ford Health System in Detroit MI, respectively. Emory University in Atlanta, GA was also activated as a study site. With BayCare Morton Plant Mease hospital in Clearwater, Florida, four centers are actively enrolling in this study.

●

In December, Japan’s Pharmaceutical and Medical Device Agency (PMDA) granted a preliminary clinical consultation on the acceptability of the existing CardiAMP HF clinical data for submission of an application for approval with post marketing studies. PMDA has subsequently scheduled our formal clinical consultation. In preparation for our formal consultation, we have answered several series of additional thoughtful questions regarding safety and efficacy of the CardiAMP Cell Therapy.

●

In March, the CardiAMP HF echocardiography clinical results measured by the blinded core laboratory at the Yale University Cardiovascular Research Group were presented at the Late Breaking Clinical trial session at the Technology and Heart Failure Therapeutics conference in Boston, Massachusetts. These results showed positive evidence of decreased pathological left ventricular remodeling over time in patients receiving CardiAMP cell therapy treatment compared to patients not receiving the treatment. These results correlated to findings for the trial primary and key secondary endpoints of reduced fatal and non-fatal major adverse cardiovascular events and improved quality of life measures for treated patients. The Yale core laboratory measured both left ventricular end diastolic volume indices, when the heart ventricle is fully dilated (p = 0.06), and the left ventricular end systolic volume, when the heart is fully contracted (p=0.09). For the prespecified subgroup of patients having elevated biomarkers of heart stress, the differences between the treated and control patients were both clinically meaningful (>20ml/m2 and 15 ml/m2, respectively) and statistically significant (p = 0.02 and p = 0.01, respectively).

●	This first quarter of 2026, we have submitted the manuscript providing all the details on the CardiAMP HF I study for peer review.

●

In the USA, we expect to soon file a Q-Sub request with FDA Center for Biologics Evaluation and Research (CBER) on approvability of the CardiAMP System based on its safety and signals of benefit in patients with elevated biomarkers of heart stress from our three clinical trials. This discussion is expected to focus on our FDA approved CardiAMP CS cell processing platform to extend labelling to a therapeutic indication for ischemic HFrEF, as its dedicated Helix transendocardial delivery catheter has a Pre-Submission packet actively under review by FDA Center for Devices and Radiological Health (CDRH).

●

In Japan, we expect to soon have our formal clinical consultation to align with PMDA on the acceptability of the existing clinical data from our three trials for CardiAMP System submission for Shonin approval.

CardiAMP autologous cell therapy in chronic myocardial ischemic with refractory angina (BCDA-02)

●

Results from the open-label roll-in cohort of patients having chronic myocardial ischemia with refractory angina showed an average 107 second increase in exercise tolerance and an 82% average reduction in angina episodes at the primary six-month follow-up endpoint compared to before receiving the study treatment. Primary results of this cohort were submitted for presentation at Euro PCR, a world-leading course in interventional cardiovascular medicine, in May of 2026.

CardiALLO Cell Therapy in Ischemic Heart Failure (BCDA-03)

●

The low dose cohort of 20 million cells has been completed and there have been no treatment-emergent adverse events, arrhythmias, rejection, or allergic response. The Data Safety Monitoring Board has recommended that the study proceed as designed based on the 30-day data safety assessment from this cohort.

●

Phase 2 development is anticipated to be advanced in both the United States and Japan and would also enroll in approximately one year. It is expected that after the completion of this Phase 2 study that conditional approval in Japan may be pursued followed by a post-marketing study over a period of five years to further add to the evidence of safety and patient benefit.

●

We intend to fund development of our CardiALLO MSC program through nondilutive grants and partnering. The Small Business Innovation Research (SBIR) and Small Business Technology Transfer (STTR) programs expired September 30, 2025, with our grant application before it. These were reauthorized on March 17th by the House and Senate and are expected to pass into law this month. We are hopeful that this will provide clarity on this funding path for this important program and the technologies that underlie it.

●

Our clinical grade mesenchymal stem cells are believed to be substantially equivalent and possibly superior to other mesenchymal stem cells currently approved for clinical indications with simple intravenous delivery. The route of administration and dosing are near identical to our approved Investigational New Drug Application for Acute Respiratory Distress Syndrome. We welcome partnering discussions on this cell therapy technology platform and our extensive intellectual property which has applications in indications we are unable to pursue. We have had discussions with other companies with respect to these opportunities.

Helix™ Biotherapeutic Delivery System

●

In February 2026, we announced a Pre-Submission to FDA under its Q-Submission program for the approval of its Helix Transendocardial Delivery Catheter (Helix) for intramyocardial therapeutic and diagnostic agent delivery. The data supporting safety and effectiveness for the Helix Pre-Submission is from fifteen clinical trials of cell and gene therapy delivery to the heart using Helix, where patients were enrolled in three primary cardiac clinical indications.

●

FDA has accepted the Helix Pre-Submission and has confirmed that it contains all the necessary elements and information needed to proceed with substantive review. We are scheduled to meet with the FDA in the second quarter of 2026, after receiving written feedback in advance. We expect that the FDA Center for Devices and Radiological Health (CDRH) will lead the review in consultation with the FDA Center for Biologics Evaluation and Research (CBER). The FDA has acknowledged to us that the CBER Breakthrough Designation on Helix enables CardiAMP Cell Therapy for ischemic heart failure.

“We are at an important juncture of advancing our confirmatory CardiAMP HF II trial while we explore approvals based on the strength of the results in our completed trials for our autologous cell therapy for the treatment of ischemic HFrEF,” said BioCardia CEO Peter Altman, Ph.D. “The risk benefit profile for patients with elevated markers of heart stress is compelling, particularly as they have few therapeutic options. The marketing clearances we seek would enable us to capture additional clinical evidence on the performance of therapy and patient responses in a real-world setting. BioCardia’s additional therapeutic programs with promising clinical data, our best-in-class cardiac biotherapeutic delivery system, and our Morph DNA product portfolio also have potential to add value for shareholders and patients alike in the year ahead.”

2025 Financial Results:

>

Net cash used in operations was approximately $7.4 million during the year ended 2025, compared to approximately $7.9 million in 2024, primarily due to the timing of supplier payments. The Company ended the year with cash and cash equivalents totaling approximately $2.5 million.

>	There were no revenues in 2025, compared to $58,000 in 2024, due primarily to the fulfillment of performance obligations for several business partners.

>

Research and development expenses increased to approximately $5.0 million in 2025, compared to approximately $4.4 million in 2024, primarily due to closeout activities in the CardiAMP Heart Failure Trial, inception of enrollment in the CardiAMP Heart Failure II Trial and regulatory activities to advance CardiAMP in Japan.

>

Selling, general and administrative expenses decreased to approximately $3.3 million in 2025, compared to approximately $3.7 million in 2024, primarily due to lower professional service fees coupled with reduced share-based compensation expense.

>	Our net loss increased modestly to approximately $8.2 million in 2025, compared to approximately $7.9 million in 2024.

ANTICIPATED UPCOMING MILESTONES AND EVENTS:

>	CardiAMP for Ischemic HFrEF, FDA Q-Sub on Approval Pathway - Q1 2026

>	CardiAMP for Ischemic HFrEF, Japan PMDA Formal Clinical Consultation – Q2 2026

>	CardiAMP for Chronic Myocardial Ischemia, Oral Presentation at Euro PCR – Q2 2026

>	Helix transendocardial delivery system, FDA Pre-Submission Meeting – Q2 2026

Conference call access:

Participants can register for the conference by navigating to https://dpregister.com/sreg/10207584/1039b7a7360. Please note that registered participants will receive their dial-in number upon registration. For those who have not registered, to listen to the call by phone, interested parties within the U.S. should call 1-833-316-0559 and international callers should call 1-412-317-5730 and ask to be connected to the BioCardia call. All callers should dial-in approximately 10 minutes prior to the scheduled start time and ask to be joined into the BioCardia call. The conference call will also be available through a live webcast, which can be accessed through the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=5Vq7aAhd.

A webcast replay of the call will be available approximately one hour after the end of the call at the following link: https://services.choruscall.com/ccforms/replay.html. A telephonic replay of the call will be available and may be accessed by calling 1-855-669-9658 (toll free domestic/Canada) and 1-412-317-0088 (international toll) by using access code 7756290.

About BioCardia®

BioCardia, Inc., headquartered in Sunnyvale, California, is developing cellular and cell-derived therapeutics for the treatment of cardiovascular and pulmonary disease. CardiAMP® autologous and CardiALLOTM allogeneic cell therapies are the Company’s biotherapeutic platforms for the treatment of heart disease. These therapies are enabled by its HelixTM biotherapeutic delivery and Morph® vascular navigation product platforms. BioCardia also acts as a biotherapeutic delivery partner supporting therapies for the treatment of heart failure, chronic myocardial ischemia, and acute myocardial infarction. The CardiAMP Cell Therapy Trial for Heart Failure has been supported financially by the Maryland Stem Cell Research Fund and the Center for Medicare and Medicaid Services. For more information visit: www.BioCardia.com.

Forward Looking Statements

This press release contains forward-looking statements that are subject to many risks and uncertainties. Forward-looking statements include, among other things, references to the enrollment in our clinical trials, the sufficiency of data from our clinical trials, filings and communications with the FDA and Japan’s Pharmaceutical and Medical Device Agency, product clearances, the efficacy and safety of our products and therapies, preliminary conclusions about new data, the achievement of any of the anticipated upcoming milestones, our positioning for growth or the market for our products and therapies, the expected benefits of our intellectual property, future prospects, regulatory timelines, and other statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations. Such risks and uncertainties include, among others, the inherent uncertainties associated with developing new products or technologies, regulatory approvals, unexpected expenditures, the ability to raise the additional funding needed to continue to pursue BioCardia’s business and product development plans, the ability to enter licensing and partnering arrangements and overall market conditions. We may find it difficult to enroll patients in our clinical trials due to many factors, some of which are outside of our control. Slower than targeted enrollment could delay completion of our clinical trials and delay or prevent the development of our therapeutic candidates. These forward-looking statements are made as of the date of this press release, and BioCardia assumes no obligation to update the forward-looking statements.

We may use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey the uncertainty of future events or outcomes to identify these forward-looking statements. Although we believe that we have a reasonable basis for each forward-looking statement contained herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results may differ materially from the forward-looking statements contained in this press release. As a result of these factors, we cannot assure you that the forward-looking statements in this press release will prove to be accurate. Additional factors that could materially affect actual results can be found in BioCardia’s Form 10-K filed with the Securities and Exchange Commission on March 24, 2026, under the caption titled “Risk Factors BioCardia expressly disclaims any intent or obligation to update these forward-looking statements, except as required by law.

BioCardia, Inc.

Condensed Consolidated Statements of Operations
(Unaudited in thousands, except share and per share amounts)

	Year ended December 31,
	2025	2024
Revenue:
Collaboration agreement revenue	$—	$58
Costs and expenses:
Research and development	4,962	4,387
Selling, general and administrative	3,316	3,672
Total costs and expenses	8,278	8,059
Operating loss	(8,278)	(8,001)
Other income (expense):
Total other income, net	50	55
Net loss	$(8,228)	$(7,946)

Net loss per share, basic and diluted	$(1.23)	$(2.90)

Weighted-average shares used in computing net loss per share, basic and diluted	6,666,943	2,743,828

BioCardia, Inc.
Selected Balance Sheet Data
(amounts in thousands)

	December 31,
	2025(1)	2024(1)

Assets:
Cash and cash equivalents	$2,496	$2,371
Other current assets	236	251
Property, plant and equipment and other noncurrent assets	681	1,102
Total assets	$3,413	$3,724
Liabilities and Stockholders’ Equity
Current liabilities	$2,432	$2,321
Operating lease liability - noncurrent	86	566
Total stockholders’ equity	895	837
Total liabilities and stockholders’ equity	$3,413	$3,724

(1)  December 31, 2025 and 2024 amounts were derived from the audited Consolidated Financial Statements included in the Company's Annual Report on Form 10-K for the year ended December 31, 2025, filed with the U.S. Securities and Exchange Commission on March 24, 2026.

###

Media Contact:
Miranda Peto, Investor Relations
Email: mpeto@BioCardia.com
Phone: 650-226-0120

Investor Contact:
David McClung, Chief Financial Officer
Email: investors@BioCardia.com
Phone: 650-226-0120